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                                  EXHIBIT 8.3

      OPINION OF RP FINANCIAL, LC. AS TO THE VALUE OF SUBSCRIPTION RIGHTS

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                                                                     EXHIBIT 8.3

RP Financial, LC.
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Financial Services Industry Consultants

                                 March 13, 1997

Board of Directors
First Federal Bank of Idaho,
a federal savings bank
920 Main Street
Lewiston, Idaho 83501

     RE:  Plan of Conversion: Subscription Rights
          First Federal Bank of Idaho, a federal savings bank

Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion adopted by the Board of Directors of First Federal Bank of Idaho, a federal savings bank ("First Federal" or the "Bank") whereby the Bank will convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank and issue all of the Bank's outstanding capital stock to FirstBank Corp. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

     We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of Common Stock in the Holding Company are to be issued to: (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; (4) depositors as of the Voting Recording Date; and (5) Other Members. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, pursuant to our valuation of the Subscription Rights:

     (1)  the Subscription Rights will have no ascertainable market value; and,

     (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                              Sincerely,

                              /s/ Gregory E. Dunn
                              -------------------
                              Gregory E. Dunn
                              Senior Vice President

________________________________________________________________________________
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788